                                   EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Forms S-8 filed on or about September 4, 1996, May 29, 1997 and December 2, 1998 of Potters Financial Corporation of our report dated February 4, 1999 related to the consolidated balance sheets of Potters Financial Corporation as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ending December 31, 1998, which report is included in this Form 10-KSB.



                                          /s/ CROWE, CHIZEK AND COMPANY LLP
                                          Crowe, Chizek and Company LLP

Columbus, Ohio
March 18, 1999